EXHIBIT 99.1

[DANKA LOGO]
For Immediate Release

                      DANKA ANNOUNCES REFINANCING PLAN AND
                      EXCHANGE OFFER FOR 6.75% CONVERTIBLE
                               SUBORDINATED NOTES

ST. PETERSBURG, FL., February 20, 2001 - Danka Business Systems PLC ("Danka" or the "Company") today announced a comprehensive plan, consisting of three parts, to reduce and refinance its indebtedness: (1) the sale of Danka's outsourcing division, Danka Services International ("DSI"), (2) an exchange offer for all $200 million of Danka's outstanding 6.75% convertible subordinated notes due April 1, 2002 (CUSIP Nos. G2652NAA7, 236277AA7, and 236277AB5), (3) and the
refinancing of Danka's existing senior credit facility.

Danka is currently holding discussions with a select number of parties who have expressed an interest in acquiring DSI. The Company anticipates that it will close the sale of DSI during its next fiscal quarter. Danka will be required to obtain shareholder approval for the sale of DSI. Proceeds from the sale of DSI will be used primarily to repay a substantial portion Danka's existing bank debt. DSI, which is headquartered in Rochester, N.Y., has over 3,000 employees and operations in 13 countries throughout North America and Europe.

Danka's existing credit facility, which had a balance of approximately $551.3 million as of December 31, 2000, matures in March 2002. Danka and its advisors are currently meeting with a number of lenders to discuss the terms of a new credit facility. Under the Company's refinancing plan, the new credit facility, along with the proceeds from the sale of DSI, will be used to repay the existing bank debt in full. Danka plans to have commitments for a new credit facility in place during its next fiscal quarter.

Danka today announced the details of an exchange offer for its existing $200 million 6.75% convertible subordinated notes (the "old notes"). Under the exchange offer, holders can choose to exchange old notes for cash, new 9% senior subordinated notes due 2004 (the "new 9% notes"), new 10% subordinated notes due 2008 (the "new 10% notes" and, together with the new 9% notes, the "new notes") or a combination of these three options.

Holders of the old notes who choose the cash option will receive $400 in cash for each $1,000 principal amount of their old notes. However, the Company will purchase no more than $40 million principal amount of old notes for cash, and holders tendering for cash will be subject to adjustment as described below if the cash option is oversubscribed. Holders who choose new 9% notes will receive $500 principal amount

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of new 9% senior subordinated notes due April 1, 2004 for each $1,000 principal amount of their old notes. Holders who choose new 10% notes will receive $1,000 principal amount of new 10% subordinated notes due April 1, 2008 for each $1,000 principal amount of their old notes.

If the cash option is oversubscribed, the Company will purchase a total of $40 million principal amount of old notes for $16 million in cash and will exchange $500 in principal amount of new 9% notes for every $1,000 principal amount of old notes tendered for cash in excess of $40 million. Each holder who elects the cash option will be treated on a pro rata basis and will receive cash and new 9% notes in the same proportion as all other holders who elect the cash option.

The exchange offer will expire at 5:00 p.m. EST, on March 20, 2001, unless extended. Holders must tender their old notes on or prior to the expiration date in order to receive the exchange consideration. The exchange offer is subject to certain conditions, including participation by holders of at least 95% of the old notes, the refinancing of Danka's existing senior bank debt, the closing of the sale of DSI and other customary conditions. The complete terms of the offer are contained in the Preliminary Prospectus and Exchange Offer dated February 20, 2001.

A preliminary registration statement relating to the new notes has been filed with the Securities and Exchange Commission but has not yet become effective. The new notes may not be sold nor may tenders be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the new notes in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Banc of America Securities LLC is the exclusive dealer manager for the offer. D.F. King & Co., Inc. is the information agent and HSBC Bank USA is the exchange agent. Copies of the Preliminary Prospectus and Exchange Offer may be obtained by calling D.F. King at (800) 769-4414 or (212) 269-5550 (collect). Additional information concerning the terms and conditions of the offer may be obtained by contacting Banc of America Securities LLC at (888) 292-0070.

Danka Business Systems PLC, headquartered in London, England and St. Petersburg, Florida, is one of the world's largest independent suppliers of office imaging equipment and related services, parts and supplies. Danka provides office products and services in approximately 30 countries around the world.

Danka Services International, the outsourcing division of Danka Business Systems PLC, provides on- and off-site document management services, including the management of central reprographics departments, the placement and maintenance of photocopiers, print-on-demand operations and document archiving and retrieval services.

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Certain statements contained in this press release, including Danka's expectations with respect to its ability to close the sale of DSI and the timing of such sale, Danka's expectations with respect to its ability to obtain a new credit facility and the timing of receipt of commitments therefor, and Danka's ability to successfully complete the exchange offer are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties and assumptions including, without limitation, general economic conditions, availability of capital, and industry conditions that could cause actual results to differ materially from those reflected in the forward-looking statements, including all statements in this release and other risks, including those identified in any of the Company's other filings with the Securities and Exchange Commission. Words like "expects," "anticipates," "believes," "intends," "plans," and similar expressions as they relate to the Company or its management, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date they are made. For the forward-looking statement the Company claims the protection of the safe harbor provisions for forward-looking statements provided for in the Private Securities Litigation Act of 1995.

CONTACT: In the U.S., Keith Nelsen, Danka Business Systems PLC, (727) 579-2801; in the U.K., Paul Dumond, Danka Business Systems PLC, 011-44-207-603-1515; for the exchange offer, Andrew Karp, Banc of America Securities LLC, (888) 292-0070; and for DSI or the credit facility refinancing transactions, John A. McKenna, Houlihan Lokey Howard & Zukin Capital, (212) 497-4124.





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11201 DANKA CIRCLE NORTH                                    107 HAMMERSMITH ROAD
ST. PETERSBURG, FL  33716                                LONDON, ENGLAND W14 0QH